Exhibit 99.1

FOR IMMEDIATE RELEASE

WEDNESDAY, MARCH 7, 2007

CONTACTS:

Bill Hodges	Fran Barsky
Chief Financial Officer	Director, Investor Relations
919-913-1030	919-913-1044

POZEN REPORTS FOURTH QUARTER AND YEAR END 2006 RESULTS

Chapel Hill, N.C., March 7, 2007 — POZEN Inc. (NASDAQ: POZN), today announced results for the fourth quarter and year ended December 31, 2006.

Fourth-Quarter Results

POZEN reported a net loss of $0.4 million, or $0.01 per share on a diluted basis, for the fourth quarter of 2006, compared to net income of $16.1 million, or $0.54 per share on a diluted basis, for the fourth quarter of 2005.

For the fourth quarter of 2006, POZEN reported revenue of $7.0 million resulting from the amortization of upfront payments received pursuant to our collaboration agreements with AstraZeneca and GlaxoSmithKline and revenue from development work performed under those agreements, as compared to $22.2 million for the fourth quarter ended December 31, 2005. Revenue for the 2005 period included a $20 million milestone payment from GlaxoSmithKline for the acceptance for review of the Trexima™ New Drug Application by the U.S. Food and Drug Administration (FDA).

Operating expenses for the fourth quarter of 2006 totaled $8.4 million as compared to $6.5 million for the same period in 2005. The increase in operating expenses was primarily due to $0.8 million of non-cash stock-based compensation expense as a result of adopting Statement of Financial Accounting Standards 123(R) on January 1, 2006, and an increase in costs associated with the PN and PA programs, partially offset by a decrease in costs for the lornoxicam program.

At December 31, 2006, cash, cash equivalents and short-term investments totaled $62.6 million compared to $45.8 million at December 31, 2005. The increase in cash and cash equivalents resulted from the receipt of a $40 million upfront payment from AstraZeneca in connection with the exclusive global collaboration agreement between the two companies.

Twelve-Month Results

POZEN reported a net loss of $19.3 million, or $0.66 per share on a diluted basis, for the twelve month period ended December 31, 2006, compared to net income of $2.0 million, or $0.07 per share on a diluted basis, for the same period in 2005.

For the twelve months ended December 31, 2006, POZEN reported revenue of $13.5 million compared to $28.6 million for the same period in 2005. Revenue for the 2006 period includes amortization of upfront payments and revenue from development work performed pursuant to our collaboration agreements with AstraZeneca and GlaxoSmithKline. In addition to the amortization of upfront payments received pursuant to collaboration agreements, revenue for the 2005 period included a $20 million milestone payment from GlaxoSmithKline for the acceptance for review of the Trexima™ New Drug Application by the FDA.

Operating expenses for the twelve months ended December 31, 2006 were $35.2 million as compared to $28.0 million for the comparable period in 2005. The increase in operating expenses was primarily due to $5.5 million of non-cash stock-based compensation expense as a result of adopting Statement of Financial Accounting Standards 123(R) on January 1, 2006, and an increase in costs associated with our PN and PA programs, partially offset by a decrease in costs for the Trexima™ program.

Corporate Highlights

POZEN delivered a revised response to the approvable letter for Trexima™ to the FDA in early February. The FDA will have up to six months to review the information contained in the full response.

The PN 200 pilot Phase III study is ahead of schedule and fully enrolled. POZEN is on schedule to commence the Phase III trials for PN 400 (naproxen/esomeprazole combination) during the third quarter of 2007, pending results of the above mentioned pilot study.

POZEN completed the PA 325 proof of concept study. The two arm, 28 day study, consisted of 40 subjects per arm over 50 years of age. Results from this study revealed that 10 percent of the subjects taking PA had gastrointestinal damage while 57.5 percent of the enteric coated aspirin group had gastrointestinal damage using Lanza scores 3 and 4. No ulcers were seen in the PA group, while 20 percent of subjects in the enteric coated aspirin 325 mg group developed a gastric ulcer during the study. Based upon the positive results of this study we plan to initiate other clinical studies. The results from at least one new study could be available by the third quarter.

POZEN announced the appointment of Jacques F. Rejeange to its Board of Directors in February 2007.

Financial Guidance

For the first quarter of 2007, POZEN expects total revenue to be in the range of $7 to $8 million, including revenue of $4 to $5 million for work performed under the AstraZeneca agreement. Total operating expenses are expected to be in the range of $10.5 to $11.5 million, including $1.6 million of non-cash stock-based compensation expense.

For the 2007 year, POZEN expects total revenue to be in the range of $50 to $55 million, including revenue of $14 to $18 million for work performed under the AstraZeneca agreement and $20 million in milestone payments related to the FDA approval and commercialization of Trexima. Total operating expenses for the 2007 year are expected to be in the range of $50 to $55 million. The operating expense estimate includes $6.4 million of non-cash stock-based compensation expense. The level of operating expenses is dependent upon the pace and timing of our clinical trial activities, particularly the Phase III clinical trials for PN 400 scheduled to start in the third quarter of 2007.

Fourth-Quarter and Year End 2006 Results Webcast

POZEN will hold a webcast to present third quarter results and management’s outlook on Wednesday, March 7, 2007 at 11:00 a.m. Eastern time. The webcast can be accessed live and will be available for replay at www.pozen.com.

About POZEN

POZEN is a pharmaceutical company committed to developing therapeutic advancements for diseases with unmet medical needs where it can improve efficacy, safety, and/or patient convenience. POZEN’s efforts are focused primarily on the development of pharmaceutical products for the treatment of acute and chronic pain and other pain-related conditions. POZEN has development and commercialization alliances with GlaxoSmithKline for the proposed product candidate Trexima™ combining sumatriptan, formulated with RT Technology™, and naproxen sodium in a single tablet for the acute treatment of migraine, which is currently under review by the United States Food and Drug Administration, and with AstraZeneca for proprietary fixed dose combinations of naproxen with the proton pump inhibitor esomeprazole magnesium in a single tablet for conditions such as osteoarthritis and rheumatoid arthritis in patients who are at risk for developing NSAID-associated gastric ulcers. The company’s common stock is traded on The Nasdaq Stock Market under the symbol “POZN”. For detailed company information, including copies of this and other press releases, see POZEN’s website: www.pozen.com.

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the period ended September 30, 2006. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Financial Tables to Follow…

POZEN Inc.

Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Revenue:
Licensing revenue	$6,968,153	$22,236,999	$13,516,772	$28,647,374

Operating expenses:
General and administrative	2,428,052	1,986,594	12,822,050	9,185,251
Research and development	5,935,904	4,537,329	22,358,715	18,769,223

Total operating expenses	8,363,956	6,523,923	35,180,765	27,954,474
Interest income, net	1,017,753	419,203	2,354,173	1,265,710

Net income (loss) attributable to common stockholders	$(378,050)	$16,132,279	$(19,309,820)	$1,958,610

Basic net income (loss) per common share	$(0.01)	$0.56	$(0.66)	$0.07

Shares used in computing basic net income (loss) per common share	29,379,197	28,999,471	29,224,699	28,939,302

Diluted net income (loss) per common share	$(0.01)	0.54	$(0.66)	0.07

Shares used in computing diluted net income (loss) per common share	29,379,197	30,042,801	29,224,699	29,623,207

POZEN Inc.

Balance Sheet

(Unaudited)

	December 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$26,296,884	$27,467,789
Investments	36,285,102	18,370,701
Accounts receivable	3,267,153	—
Prepaid expenses and other current assets	1,108,506	613,682

Total current assets	66,957,645	46,452,172
Equipment, net of accumulated depreciation	183,468	234,839

Total assets	$67,141,113	$46,687,011

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$965,563	$1,443,676
Accrued compensation	1,434,591	2,591,633
Accrued expenses	1,756,300	1,201,023
Deferred revenue	14,870,200	6,552,000

Total current liabilities	19,026,654	11,788,332

Long-term liabilities:
Deferred revenue	24,000,000	1,000,000

Total liabilities	43,026,654	12,788,332

Total stockholders’ equity	24,114,459	33,898,679

Total liabilities and stockholders’ equity	$67,141,113	$46,687,011

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